                                                                    EXHIBIT 10.7



                                 TAX AGREEMENT,



                                  BY AND AMONG



                           CONTINENTAL AIRLINES, INC.



                                       AND



                            EXPRESSJET HOLDINGS, INC.

                                  TAX AGREEMENT

         TAX AGREEMENT (this "Agreement"), dated as of _______ __, 2001, by and between Continental Airlines, Inc., a Delaware corporation ("Continental"), and ExpressJet Holdings, Inc., a Delaware corporation ("Holdings").

                                    RECITALS

         WHEREAS, Continental is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Code and of consolidated, combined, unitary and other similar groups as defined under similar laws of other jurisdictions, and Holdings and certain Holdings Affiliates are members of such groups;

         WHEREAS, the groups of which Continental is the common parent and Holdings and the Holdings Affiliates are members file Consolidated Returns and Combined Returns;

         WHEREAS, Continental and ExpressJet Airlines, Inc. (formerly known as Continental Express, Inc.) entered into a Tax Agreement dated _____________ (the "Original Tax Agreement") setting forth the principles and responsibilities regarding the allocation of Taxes (as defined herein) and other related liabilities and adjustments with respect to Taxes during the periods during which members of the Holdings Group are members of the Continental Group.

         WHEREAS, Continental and Holdings have entered into an Initial Public Offering and Distribution Agreement dated __________ __, 2001 (the "IPO Agreement"), and as a result of the transactions contemplated by that agreement Holdings will cease to be a member of the Continental Group.

         WHEREAS, Continental and Holdings now wish to terminate the Original Tax Agreement effective as of the closing date of the Initial Public Offering and to enter into this Agreement to set forth the principles and responsibilities regarding Taxes.

         NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   Definitions

         SECTION 1.1 DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the IPO Agreement. As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

         "Agreed Rate" means, LIBOR plus 200 basis points.

         "Agreement" has the meaning set forth in the Recitals.

         "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Texas are authorized or obligated by law or executive order to close.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Combined Group" means a group of corporations or other entities that files a Combined Return.

         "Combined Return" means any Tax Return (other than for Federal Income Taxes) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Holdings or one or more Holdings Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Continental or one or more Continental Affiliates.

         "Consolidated Group" means an affiliated group of corporations within the meaning of Section 1504(a) of the Code that files a Consolidated Return.

         "Consolidated Return" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis wherein Holdings or one or more Holdings Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Continental or one or more Continental Affiliates.

         "Continental" has the meaning set forth in the Recitals.

         "Continental Group" means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Continental is the common parent, and any corporation or other entity which is a member of such group for the relevant taxable period or portion thereof, but excluding any member of the Holdings Group.

         "Deconsolidation" means with respect to each Tax Return (i) any event pursuant to which Holdings and all Holdings Affiliates cease to be a subsidiary corporations includable in the Consolidated Return, and (ii) any event pursuant to which neither Holdings nor any Holdings Affiliate continues to be included in a Combined Return. "Deconsolidation Date" means with respect to each Tax Return the day on which a Deconsolidation occurs.

         "Deconsolidation Period" means any Pre-Deconsolidation Period that includes a Deconsolidation Date.

         "Estimated Tax Installment Date" means the installments due dates prescribed in Section 6655(c) of the Code (presently April 15, June 15, September 15 and December 15).

         "Federal Income Tax" means any Tax imposed under Subtitle A of the Code or any other provision of United States federal Income Tax law (including the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto.

         "Fifty-Percent or Greater Interest" shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

         "Final Determination" means the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) by the expiration of a statute of limitations or a period for the filing of claims for Refunds, amending Tax Returns, appealing from adverse determinations, or recovering any Refund (including by offset), (2) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions,
(4) by execution of an Internal Revenue Service Form 870AD, or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period), or (5) by any allowance of a Refund or credit, but only after the expiration of all periods during which such Refund may be adjusted.

         "Holdings" has the meaning set forth in the Recitals.

         "Holdings Group" means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Holdings (or ExpressJet Airlines, Inc.) would be the common parent if it were not a subsidiary of Continental, and any corporation or other entity which would be a member of such group for the relevant taxable period or portion thereof.

         "Holdings Group Combined Tax Liability" means, with respect to any taxable period, the Holdings Group's liability for Non-Federal Combined Taxes as determined under Section 4.3 of this Agreement.

         "Holdings Group Federal Income Tax Liability" means, with respect to any taxable period, the Holdings Group's liability for Federal Income Taxes as determined under Section 4.2 of this Agreement.

         "Income Tax" means (a) any Tax based upon, measured by, or calculated with respect to (1) net income or profits (including, without limitation, any capital gains Tax, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (2) multiple bases if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (1) above, or (b) any United States state or local franchise Tax.

         "LIBOR" means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first day of such month, on the Telerate Page 3750 (of if such screen shall cease to be publicly available, as reported on Reuters Screen page "LIBO" or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such month (or portion thereof).

         "Person" means and includes any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

         "Pre-Deconsolidation Period" means any taxable period with respect to a Consolidated Return or Combined Return, as the case may be, ending on or before or that includes a Deconsolidation Date.

         "Pro Forma Holdings Group Combined Return" means a pro forma Non-Federal Combined Tax return or other schedule prepared pursuant to Section
4.3 or Section 4.8 of this Agreement.

         "Pro Forma Holdings Group Consolidated Return" means a pro forma consolidated Federal Income Tax return or other schedule prepared pursuant to
Section 4.2 or Section 4.8 of this Agreement.

         "Proceeding" means any assessment, audit, or other examination by any Tax Authority, relating to Taxes (including Refunds), whether administrative or judicial, and any appeal of the foregoing.

         "Refund" means any refund of Taxes, including any reduction in Tax liabilities by means of a credit, offset or otherwise

         "Representatives" means with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

         "Separate Return" means any Tax Return with respect to Holdings or any Holdings Affiliate other than a Consolidated Return or a Combined Return.

         "Tax" means any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, or penalties applicable or related thereto.

         "Tax Attribute" means a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit, or a consolidated excess charitable contribution (as such terms are used in Treasury Regulations 1.1502-79 and 1.1502-79A), or a U.S. federal minimum tax credit or U.S. federal general business credit (but not tax basis or earnings and profits) or any comparable Tax Item reflected on a Combined

Return that arises in a Pre-Deconsolidation Period (including the taxable period in which a Deconsolidation Date occurs) and can be carried to a taxable period ending after a Deconsolidation Date.

         "Tax Authority" means a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the Internal Revenue Service).

         "Tax Item" means any item of income, gain, loss, deduction, credit other item reflected on a Tax Return or any Tax Attribute.

         "Tax Return" means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for Refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "Treasury Regulations" means the final, temporary and proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                                   ARTICLE II
                      FILING AND PREPARATION OF TAX RETURNS

         SECTION 2.1 IN GENERAL.

                  (a) Continental shall have the sole and exclusive responsibility for the preparation and filing of, and shall prepare and file or cause to be prepared and filed: (1) all Consolidated Returns and (2) all Combined Returns. Holdings hereby consents to be included in all such Tax returns.

                  (b) Except as otherwise provided in Section 2.1(a) of this Agreement, Holdings shall have the sole and exclusive responsibility for the preparation and filing of, and shall prepare and file or cause to be prepared and filed, all Tax Returns of Holdings and any Holdings Affiliate; provided that, if Continental owns (or at any time during the taxable period to which such Tax Return relates owned) a Fifty-Percent or Greater Interest in the outstanding stock of Holdings, Holdings shall, at the request of Continental, submit such Tax Returns to Continental (no later than thirty (30) Business Days prior to the due date for the filing of such Tax Returns (taking into account applicable extensions)) for Continental's review and approval, which approval shall not be unreasonably withheld.

         SECTION 2.2 MANNER OF PREPARING AND FILING TAX RETURNS.

                  (a) Continental shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.1(a) of this Agreement to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made or revoked by Continental, each Continental Affiliate, Holdings, and each Holdings Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for Refund shall be made, (6) whether any Refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Return, whom to retain for such purpose and the scope of any such retention.

                  (b) Holdings shall, at its expense, be responsible for preparing (or causing to be prepared) and shall provide to Continental (or cause to be so provided), all information that Continental shall reasonably request, in such form as Continental shall reasonably request, relating to the rights and obligations of Continental with respect to Taxes and Tax Returns hereunder, including any such information so requested to enable Continental to prepare the Tax Returns that it is required to prepare under Section 2.1 and allocate Taxes as required by this Agreement (which information shall be provided by Holdings no later than ten (10) Business Days prior to the due date (not taking into account extensions) of such Tax Return).

         SECTION 2.3 In the event that a Tax Item affects a Tax Return described in Section 2.1(a) of this Agreement and also affects a Tax Return described in
Section 2.1(b) of this Agreement that is filed after the date of this Agreement, Holdings shall conform the treatment of such Tax Item in any Tax Return described in Section 2.1(b) of this Agreement to the treatment of such Tax Item in the applicable Tax Return described in Section 2.1(a) of this Agreement.

                                  ARTICLE III
                       Payment of Taxes to Tax Authorities

         SECTION 3.1 CONSOLIDATED AND COMBINED TAXES. Continental shall timely pay (or cause to be paid) to the appropriate Tax Authority all Taxes with respect to each Consolidated Return and each Combined Return due for all Pre-Deconsolidation Periods.

         SECTION 3.2 SEPARATE TAXES. Holdings shall timely pay (or cause to be paid) to the appropriate Tax Authorities all Taxes of Holdings or any Holdings Affiliate reflected on a Separate Return and shall have no claim against Continental or any Continental Affiliate for any such Taxes.

                                   ARTICLE IV
                               Allocation of Taxes

         SECTION 4.1 HOLDINGS LIABILITY FOR CONSOLIDATED AND COMBINED TAXES. For each Deconsolidation Period, Holdings shall be liable for and shall pay to Continental an amount equal to the sum of the Holdings Group Federal Income Tax Liability and the Holdings Group Combined Tax Liability for such taxable period.

         SECTION 4.2 HOLDINGS GROUP FEDERAL INCOME TAX LIABILITY. The Holdings Group Federal Income Tax Liability for a period shall be the Federal Income Taxes for such taxable period, as determined on a Pro Forma Holdings Group Consolidated Return prepared:

         (a) assuming that the members of the Holdings Group were not included in the Continental Consolidated Group and by including only Tax Items of members of the Holdings Group which are included in the Consolidated Return;

         (b) except as provided in section 4.2(f), using all elections, accounting methods and conventions used on the Consolidated Return for such period;

         (c) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period (or portion thereof);

         (d) excluding any Tax Attributes for which Holdings has been compensated pursuant to section 4.7;

         (e) assuming the exemption amount in section 55 of the Code for such year equals zero and that the amount specified in section 59(a)(a) of the Code is zero;

         (f) assuming that the Holdings Group elects not to carry back any net operating losses; and

         (g) assuming that the utilization of any Tax Attribute carryforward by Holdings (including, but not limited to, the Holdings Group's deduction for any net operating loss carryforwards under section 172 of the Code, any capital loss carryforwards, any charitable contribution carryforwards or any Tax credits) is limited to the amount of such Tax Attributes actually utilized on the Consolidated Return for such period.

         SECTION 4.3 HOLDINGS GROUP COMBINED TAX LIABILITY. With respect to any Deconsolidation Period, the Holdings Group Combined Tax Liability shall be the sum for such taxable period of the Holdings Group's liability for each Non-Federal Combined Tax, as determined on Pro Forma Holdings Group Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 4.2 hereof.

         SECTION 4.4 PREPARATION AND DELIVERY OF PRO FORMA TAX RETURNS. Not later than thirty (30) Business Days following the date on which the related Consolidated Return or Combined Return, as the case may be, is filed with the appropriate Tax Authority, Continental shall prepare and deliver to Holdings a pro forma Tax Return calculating the Holdings Group Federal Income Tax Liability or the Holdings Group Combined Tax Liability which is attributable to the period covered by such filed Tax Return.

         SECTION 4.5 INSTALLMENT PAYMENTS.

                  (a) Consolidated Taxes. Not later than five (5) Business Days prior to each Estimated Tax Installment Date with respect to any Consolidated Return for the Deconsolidation Period, Continental may reasonably determine under the principles of Section 6655 of the Code the estimated amount of the related installment of the Holdings Group Federal Income Tax Liability and provide Holdings with a written notice of such determination. Holdings shall pay to Continental no later than the Estimated Tax Installment Date the amount thus determined.

                  (b) Combined Taxes. Following the payment of any installment payment with respect to any Combined Tax Return for any Deconsolidation Period, Continental may reasonably determine the estimated amount of the Holdings Group Combined Tax Liability and within the first twenty (20) Business Days following such payment provide Holdings with a written notice of such determination. Holdings shall pay to Continental the amount thus determined within five (5) Business Days of the receipt of such notice.

         SECTION 4.6 TRUE-UP PAYMENTS.

                  (a) Consolidated Taxes. Not later than fifteen (15) Business Days following the completion and delivery to Holdings of the Pro Forma Holdings Group Consolidated Return for the Deconsolidation Period, Holdings shall pay to Continental, or Continental shall pay to Holdings, as appropriate, an amount equal to the difference, if any, between the Holdings Group Federal Income Tax Liability for such period and the aggregate amount paid by Holdings with respect to such period under Section 4.5(a) of this Agreement and Section 4.5(a) of the Original Tax Agreement.

                  (b) Combined Taxes. Not later than fifteen (15) Business Days following the completion and delivery to Holdings of any Pro Forma Holdings Group Combined Return for any Deconsolidation Period, Holdings shall pay to Continental, or Continental shall pay to Holdings, as appropriate, an amount equal to the difference, if any, between the Holdings Group Combined Tax Liability for the Deconsolidation Period and the amounts paid by Holdings with respect to such period under Section 4.5(b) this Agreement and 4.5(b) of the Original Tax Agreement.

         SECTION 4.7 PAYMENTS FOR USE OF ATTRIBUTES. Not later than 60 days following the filing of the Consolidated Return for the Deconsolidation Period, Continental shall determine the amount of the Tax Attributes of the Continental Group that are allocable to the Holdings Group as of the end of such year based upon the Consolidated Return as originally filed (the "Allocated Attributes") and inform Holdings of such determination. If the amount of the Allocated Attributes is less than the amount of Tax Attributes (as reasonably determined by Continental) that would have been available to the Holdings Group at the end of such year had the Holdings Group not been included in the Consolidated Return (the "Stand-Alone Attributes"), Continental shall pay to Holdings the value of such shortfall. If the amount of the Allocated Attributes is greater than the Stand-Alone Attributes, Holdings shall pay to Continental the value of such shortfall. Notwithstanding the foregoing, the Stand-Alone Attributes shall be computed assuming that the utilization of any Tax Attribute carryforward by Holdings is subject to the limitation described in Section 4.2(g).

For purposes of this section, the value of any Tax Attribute shortfall or excess shall be equal to the amount of Taxes (computed in accordance with section 4.2, excluding section 4.2(g)) that would be avoided by the Holdings Group assuming it had sufficient income to fully utilize such Tax Attributes in such year. Notwithstanding any other provision of this section 4.7, in no event shall a party to this Agreement be required to make any payment pursuant to this section to the extent compensation was paid for the same Tax Attributes pursuant to section 4.7 of the Original Tax Agreement.

         SECTION 4.8 SUBSEQUENT CHANGES IN TREATMENT OF TAX ITEMS. For any Pre-Deconsolidation Period, in the event of a change in the treatment of any Tax Item of any member of a Consolidated Group or Combined Group as a result of a Final Determination, the filing of a claim for Refund, the filing of an amended Tax Return for such period or the reflection of a change in treatment reflected in a subsequently filed Tax Return, the following steps shall be taken:

                  (a) To the extent such change affects a Deconsolidation Period (including a change in the Tax Attributes of the Holdings Group as of the end of such period), Continental shall prepare a revised Pro Forma Holdings Group Consolidated Returns and/or revised Pro Forma Holdings Group Combined Returns, as appropriate, to reflect the change of such Tax Item. Following the preparation of such revised pro forma Tax Returns, Continental shall prepare and deliver to Holdings a recalculation of the payment obligations under Sections
4.1 and 4.6 no later than twenty (20) Business Days following the event that triggers the change. If any additional payment is required to be made (or any refund of amounts previously paid) as a result of the change, such payment (plus interest at the Agreed Rate from the date the original payment was made under section 4.6) shall be made no later than ten (10) Business Days following the delivery of the relevant recalculation.

                  (b) To the extent such change affects one or more Pre-Deconsolidation Periods other than a Deconsolidation Period, Continental shall prepare Pro Forma Holdings Group Consolidated Returns and/or Pro Forma Holdings Group Combined Returns, as appropriate, for each such period with and without the changed Tax Items and determine the amount of change, if any, in the amount of Holdings Group Federal Income Tax Liability and/or Holdings Group Combined Tax Liability for each such period that results from the change. If the change results in a net increase in the Holdings Group Federal Income Tax Liability and Holdings Group Combined Tax Liability for all affected periods, Holdings shall pay to Continental the amount of the increase (plus interest at the Agreed Rate from the filing date of the original relevant Tax Returns) no later than twenty (20) Business Days following the event that triggers the change. If the change results in a net decrease in the Holdings Group Federal Income Tax Liability and Holdings Group Combined Tax Liability for all affected periods, Continental shall pay to Holdings the amount of the increase (plus interest at the Agreed Rate from the filing date of the original relevant Tax Returns) no later than twenty (20) Business Days following the event that triggers the change.

                                   ARTICLE V
                                 Tax Attributes

         SECTION 5.1 ALLOCATION OF TAX ITEMS UPON DECONSOLIDATION.

                  (a) In General. All Tax computations for any Deconsolidation Period, shall be made pursuant to the principles of Section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions.

                  (b) Reattribution. In the event of a Deconsolidation, Continental may, at its option, elect to reattribute to itself certain Tax Items of the Holdings Group pursuant to Section 1.1502-20(g) of the Treasury Regulations. If Continental makes such election, Holdings shall comply with the requirements of Section 1.1502-20(g)(4) of the Treasury Regulations.

         SECTION 5.2 ALLOCATION OF TAX ATTRIBUTES. To the extent permitted by applicable law, the relevant Tax Attributes with respect to the Consolidated Group or Combined Group, as the case may be, shall be allocated to the corporation or entity that created or generated such Tax Attributes.

         SECTION 5.3 EARNINGS AND PROFITS. The Federal Income Tax liability of the Consolidated Group shall, for purposes of determining the earnings and profits of each member, be allocated in accordance with the methods prescribed in Treasury Regulation section 1.1552-1(a)(2) and Treasury Regulation section 1.1502-33(d)(2)(ii) (using 100% as the fixed percentage).

                                   ARTICLE VI
                        Additional Rights and Obligations

         SECTION 6.1 PROVISION OF INFORMATION AND MUTUAL COOPERATION.

                  (a) Continental shall (and shall cause the Continental Affiliates) and Holdings shall (and shall cause the Holdings Affiliates) to, (1) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of (i) preparing any Tax Return (or pro forma Tax return prepared in accordance with Section 4 hereof) or portion thereof for which the other has responsibility for preparing under this Agreement, (ii) contesting or defending any Proceeding, and (iii) making any determination or computation necessary or appropriate under this Agreement, (2) make its employees available to the other to provide explanations of documents and materials and such other information as the other may reasonably request in connection with any of the matters described in subclauses
(i), (ii) and (iii) of clause (1) above, and (3) reasonably cooperate in connection with any Proceeding.

                  (b) Continental shall (and shall cause the Continental Affiliates to) and Holdings shall (and shall cause the Holdings Affiliates to) retain and provide on reasonable demand books, records, documentation or other information relating to any Tax Return or Proceeding, with respect to any taxable period in which Continental owns a Fifty Percent or Greater Interest in the outstanding stock of Holdings, until the later of (i) the expiration of the applicable statute of limitations (after giving effect to any extension, waiver, or mitigation thereof) and (ii) in the event any claim is made under this Agreement or by any Tax Authority for which such information is relevant, until a Final Determination is reached with respect to such claim. Notwithstanding anything to the contrary included in this Agreement, the parties will comply in all respects with the requirements of any applicable record retention agreement with any Tax Authority.

                  (c) Notwithstanding any other provision of this Agreement, no member of the Continental Group shall be required to provide Holdings or any Holdings Affiliate access to or copies of (1) any Tax information that relates exclusively to any member of the Continental Group, (2) any Tax information as to which any member of the Continental Group is entitled to assert the protection of any privilege, or (3) any Tax information as to which any member of the Continental Group is subject to an obligation to maintain the confidentiality of such information. Continental shall use reasonable efforts to separate any such information from any other information to which Holdings is entitled to access or to which Holdings is entitled to copy under this Agreement, to the extent consistent with preserving its rights under this
Section 6.1(c).

         SECTION 6.2 INDEMNIFICATION.

                  (a) Failure to Pay. Continental and each Continental Affiliate shall jointly and severally indemnify Holdings and each Holdings Affiliate, and hold them harmless from and against any Tax or Losses that are attributable to, or results from the failure of Continental or any Continental Affiliate to make any payment required to be made under this Agreement. Holdings and each Holdings Affiliate shall jointly and severally indemnify Continental and each Continental Affiliate, and hold them harmless from and against any Tax or Losses that are attributable to, or results from, the failure of Holdings or any Holdings Affiliate to make any payment required to be made under this Agreement.

         SECTION 6.3 INACCURATE OR INCOMPLETE INFORMATION. Continental and each Continental Affiliate shall jointly and severally indemnify Holdings, each Holdings Affiliate and each of their respective Representatives, and hold them harmless from and against any net Taxes or net Losses attributable to Continental or any Continental Affiliate supplying Holdings or any Holdings Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return or any Proceeding. Holdings and each Holdings Affiliate shall jointly and severally indemnify Continental, each Continental Affiliate and their respective Representatives, and hold them harmless from and against any net Taxes or net Losses attributable to Holdings or any Holdings Affiliate supplying Continental or any Continental Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return or any Proceeding.

         SECTION 6.4 INTEREST. Unless a different rate of interest is provided for in this Agreement, payments pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within fifteen (15) Business Days after demand for payment is made, shall bear interest through and including the date of payment at a per annum rate equal the Agreed Rate or such lesser rate as may be required by applicable law. Such interest will be payable at the same time as the payment to which it relates and shall be calculated based on a year of 365 or 366 days, as appropriate, for the actual number of days for which due.

         SECTION 6.5 CLOSING OF TAX PERIODS. For Federal Income Tax purposes, the taxable year of the Holdings Group shall end as of the close of the Deconsolidation Date and, with respect to all other Income Taxes, Continental (or the appropriate member of the Continental Group) and Holdings (or the appropriate member of the Holdings Group) shall, unless prohibited by applicable law, take all action necessary or appropriate to close the taxable period of the members of the Holdings Group as of the close of the Deconsolidation Date. Neither any mem-ber of the Continental Group nor any member of the Holdings Group shall take any position inconsistent with the preceding sentence on any Income Tax Return.

                                  ARTICLE VII
                                  Proceedings

         SECTION 7.1 IN GENERAL.

                  (a) Subject to Section 7.1(b) of this Agreement, Continental shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Continental, any Continental Affiliate, Holdings or any Holdings Affiliate in any Proceeding relating to any Tax Return described in
Section 2.1(a) of this Agreement and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Proceeding. Continental's rights shall extend to any matter pertaining to the management and control of any Proceeding, including, without limitation, execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

                  (b) Holdings shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Holdings or any Holdings Affiliate in any Proceeding relating to any Tax Return described in
Section 2.1(b) of this Agreement and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Proceeding; provided that, so long, as Continental owns a Fifty-Percent or Greater Interest in the outstanding stock of Holdings, the entering into of (or rejection of) any such resolution, settlement or agreement or any decision in connection with (including the entering into of or rejection of) any judicial or administrative proceeding relating to Taxes shall be subject to Continental's review and approval, which approval shall not be unreasonably withheld.

                  (c) In addition to the parties' obligations under Section 6.1 of this Agreement, (i) Holdings shall, and shall cause its Affiliates to, cooperate fully with Continental in contesting or defending any Proceeding described in Section 7.1(a), including, without limitation, by furnishing to Continental in a timely manner such information, documents or other materials as Continental may reasonably request and (ii) Continental shall, and shall cause its Affiliates to, cooperate with Holdings in contesting or defending any Proceeding described in 7.1(b).

         SECTION 7.2 NOTICE. If Continental or any member of the Continental Group receives written notice of or relating to, any Proceeding from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in the redetermination of a Tax Item of a member of the Holdings Group, Continental shall promptly provide a copy of such notice to Holdings (but in no event later than fifteen (15) Business Days following the receipt of such notice). If Holdings or any member of the Holdings Group receives written notice of, or relating to, any Proceeding from a Tax Authority with respect to a Tax Return described in Section 2.l(a) of this Agreement, Holdings shall promptly provide a copy of such notice to Continental (but in no event later than fifteen (15) Business Days following the receipt of such notice).

         SECTION 7.3 FAILURE TO NOTIFY. The failure of Continental or Holdings to notify the other of any matter relating to a particular Tax for a taxable period or to take any action specified in this Agreement shall not relieve such other party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such taxable period except to the extent that such other party's rights hereunder are actually prejudiced by such failure.

                                  ARTICLE VIII
                               Dispute Resolution

         SECTION 8.1 DISPUTE RESOLUTION. In the event that Continental or any Continental Affiliate, as the case may be, on the one hand, and Holdings or any Holdings Affiliate, as the case may be, on the other hand, disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) Business Days following the commencement of the dispute, Continental and Holdings shall jointly retain a nationally recognized law firm or independent public accounting firm, which firm is independent of both parties (the "Independent Entity"), to resolve the dispute. The Independent Entity shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Entity, Continental, the Continental Affiliates, Holdings and the Holdings Affiliates shall each take or cause to be taken any action necessary to implement the decision of the Independent Entity. The fees and expenses relating to the Independent Entity shall be borne equally by Continental and Holdings.

                                   ARTICLE IX
                                  Miscellaneous

         SECTION 9.1 EFFECTIVENESS. This Agreement shall be effective on closing date of the Initial Public Offering.

         SECTION 9.2 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below; provided, telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the business day after delivery to an overnight courier service or the Holdings mail service maintained by the United States Postal Service, provided, receipt of delivery has been confirmed, or (iv) on the fifth day after mailing, provided, receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return-receipt requested, to the party as follows:

         If to Continental or any Continental Affiliate, to:

         Continental Airlines, Inc.
         1600 Smith Street, HQSTY
         Houston, Texas  77002
         Attention: Senior Vice President-Finance
         Telecopy No.: (713) 324-2448
with a copy to:

         Continental Airlines, Inc.
         1600 Smith Street, HQSLG
         Houston, Texas  77002
         Attention: General Counsel
         Telecopy No.: (713) 324-5161

if to Holdings, to:

         ExpressJet Holdings, Inc.
         1600 Smith Street, HQSCE
         Houston, Texas  77002
         Attention:  Chief Financial Officer
         Telecopy No.: (713) 324-4420


Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

         SECTION 9.3 CHANGES IN LAW. Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

         SECTION 9.4 SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

         SECTION 9.5 AUTHORIZATION, ETC. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles) and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

         SECTION 9.6 COMPLETE AGREEMENT. This Agreement shall constitute the entire agreement between Continental or any Continental Affiliate and Holdings or any Holdings Affiliate with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Unless the context indicates otherwise, any reference to Holdings in this Agreement shall refer to Holdings and the Holdings Affiliates and any reference to Continental in this Agreement shall refer to Continental and the Continental Affiliates. Notwithstanding anything to the contrary herein, nothing in this Agreement shall modify the rights and obligations of the parties as set forth in the IPO Agreement.

         SECTION 9.7 ORIGINAL TAX AGREEMENT TERMINATED. The Original Tax Agreement is hereby terminated and no party thereto shall be entitled to pursue any rights or remedies thereunder after the effective date of this Agreement.

         SECTION 9.8 INTERPRETATION. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         SECTION 9.9 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (regardless of the laws that might otherwise govern under applicable principles of conflicts law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

         SECTION 9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 9.11 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 9.12 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of Continental, the Continental Affiliates, Holdings and the Holdings Affiliates, and is not intended to confer upon any other person any rights or remedies hereunder.

         SECTION 9.13 JURISDICTION; FORUM.

                  (a) By the execution and delivery of this Agreement, Continental and Holdings submit and agree to cause the Continental Affiliates and Holdings Affiliates, respectively, to submit to the personal jurisdiction of any state or federal court in the State of Texas in any suit or proceeding arising out of or relating to this Agreement.

                  (b) To the extent that Continental, Holdings, any Continental Affiliate or any Holdings Affiliate has or hereafter may acquire any immunity from jurisdiction of any Delaware court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Continental or Holdings, as the case may be, hereby irrevocably waives, and agrees to cause the Continental Affiliates and the Holdings Affiliates, respectively, to waive such immunity in respect of its obligations with respect to this Agreement.

                  (c) The parties hereto agree that an appropriate and convenient, non-exclusive forum for any disputes between any of the parties hereto or the Continental Affiliates and the Holdings Affiliates arising out of this Agreement shall be in any state or federal court in the State of Delaware.

         SECTION 9.14 CONFIDENTIALITY. Each party shall hold and cause its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its Representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its Representatives who shall be advised of the provisions of this Section. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

         SECTION 9.15 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                                        Continental Airlines, Inc.,
                                        on behalf of itself and each
                                        of the Continental Affiliates

                                        By:_____________________________________

                                        Name:___________________________________

                                        Title:__________________________________


                                        ExpressJet Holdings, Inc.
                                        on behalf of itself and each of
                                        the Holdings Affiliates

                                        By:_____________________________________

                                        Name:___________________________________

                                        Title:__________________________________